

Jean-Michel Basquiat (1960–1988)

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After reviewing over 200 other works, we acquired the Painting directly from one of the world's largest Basquiat collectors to avoid any additional intermediary fees, and maximize potential returns.

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Initial Offering Price

$8,325,000

Offering Circular

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Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works

14.8%

Sharpe Ratio	watch video
Jean-Michel Basquiat	▲1.58
All Art	0.28
S&P 500	0.56

30% Progress

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WHY WE LIKE THIS PAINTING

- Jean-Michel Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the top auction record for any American artist at $110.5 million.
- In 2021, total turnover for Basquiat reached an all-time high of $439,339,428, second only to Pablo Picasso, signaling continued demand for the artist's work.
- Our acquisitions team has reviewed almost 200 examples of work by Basquiat from around the world, many of which are priced in excess of $10 million.
- Executed in 1983, arguably Basquiat's most important period, the Painting brings together key elements of the artist's influential style, including direct references to popular culture, specifically cartoon imagery, and a concise, expressive use of language.
- The Painting has been included in several museum exhibitions, including a 2005 retrospective at the Museo d'Arte Moderna in Lugano, Switzerland and a 2016-2017 retrospective at the Museo delle Culture in Milan, Italy.
- As of October 2022, examples similar to the Painting, which feature imagery sourced from cartoons or other media sources have achieved prices in excess of $8 million at auction, including: "Untitled (The Door)" (1984), which includes Xerox collage elements inspired by brand logos, and sold for $8.5 million in November 2021 and "Flash in Naples" (1983), a more colorful and complex work that is comparable in scale to the Painting, which sold for almost $20 million in November 2021.
- The Painting has sold three times at auction before, the results of which imply an annualized appreciation of 20.0% between May 1999 and May 2015.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


"ARISE, SIRLOIN OF BEEF" ©
MGM
PER CAPITA
BOTTOM
150
KEEP TAIL
"A UPA PRODUCTION"
U P A
IN COLOR
SYNDICATED 1960
"WHAT PRICE PORKY" -1938-
"WHAT PRICE PORKY" -1938-

2021 Auction Sales
$439,339,428

2021 Number of Lots Sold
69

JEAN-MICHEL

BASQUIAT

b. 1960–d. 1988, UNITED STATES

Acrylic and oil on canvas | 56 × 74 in. (142 × 188 cm.)

After reviewing over 200 other works, we acquired the Painting directly from one of the world's largest Basquiat collectors to avoid any additional intermediary fees, and maximize potential returns.


SOUP TO NUTS
MGM
"ARISE, SIR LOIN OF BEEF"
PER CAPITA
BOTTOM
150
"WHAT PRICE PORKY"
UPA
IN COLOR
SYNDICATED 1960

$8,325,000

INITIAL OFFERING

14.8%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

Executed in 1983, the Painting brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language. Segmented in three sections, the central portion of the Painting burrows directly from a 1949 Bugs Bunny cartoon titled "Rabbit Hood," a riff on the legend of Robin Hood, where Bugs "knights" the Sheriff of Nottingham and anoints him the "Sir Loin of Beef." A large central sword dominates the composition and may also reference other literary sources, such as the legend of King Arthur, which were often comically reimagined in cartoons. On either side of the central sword, various other references to cartoons and slapstick comedies are present. Naively-rendered drawings of Elmer Fudd and Bugs Bunny appear on the right, with the repeated phrase "What Price Porky" below, a direct appropriation of a 1938 Porky Pig cartoon episode title, which mocked the rise of Fascisim in Europe. The studio logos of Metro-Goldwyn-Meyer (MGM) and United Productions of America Appear on the left side, as does the phrase "Soup to Nuts," which is the title of a 1930 film featuring the Three Stooges. Basquiat's appropriation and assemblage of various sources, both recognizable and esoteric, create a complex narrative with ambiguous meaning. As of October 10, 2022, examples similar to the Painting, which feature appropriated references and imagery sourced from cartoons or other media sources have achieved prices in excess of $8 million at auction, including: *Untitled (The Door)* (1984), which includes Xerox collage elements inspired by brand logos, and sold for $8,549,500 at Phillips, New York, on November 17, 2021 and *Flash in Naples* (1983), a colorful and complex work comparable in scale to the Painting, which sold for $19,825,000 at Christie's, New York, on November 9, 2021. The Painting has sold three times at auction before, the results of which imply an annualized appreciation of 20.0% between May 1999 and May 2015. The Painting's subject, composition, and execution make it a commercial and desirable example by Jean-Michel Basquiat.

AS OF OCTOBER 20, 2022, JEAN-MICHEL BASQUIAT'S AUCTION RECORDS ARE LED BY *UNTITLED* (1982), WHICH HAD SOLD AT SOTHEBY'S, NEW YORK ON MAY 18, 2017 FOR A RECORD PRICE OF $110,487,500, FOLLOWED BY *IN THIS CASE* (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, AND *UNTITLED* (1982), WHICH SOLD FOR $57,285,000 AT CHRISTIE'S, NEW YORK ON MAY 10, 2016.

In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018 to 2019. In 2018, the Brooklyn Museum hosted a one-work show of *Untitled* (1982), which had sold at Sotheby's, New York on May 18, 2017 for a record price of $110,487,500, which as of October 20, 2022, is the second most expensive price achieved for an American artist at auction. In April 2022, an exhibition titled "Jean-Michel Basquiat: King Pleasure," opened at the Starrett-Lehigh Building in New York City. The show, organized by the Basquiat family and designed by the acclaimed architect Sir David Adjaye OBE, included over 200 artworks, artifacts and ephemera from throughout the artist's life. In 2021, total turnover for the artist reached an all-time high of $439,339,428, inclusive of Buyer's Premium, signaling continued demand for the artist's work. As of October 20, 2022, Jean-Michel Basquiat's auction records are led by the aforementioned sale of *Untitled* (1982), followed by *In This Case* (1983), which sold for $93,105,000 at Christie's, New York on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 at Christie's, New York on May 10, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$6.0M
$4.5M
$3.0M
$1.5M
1988
1991
1993
1996
1999
2001
2004
2007
2009
2012
2014
2017
2020
2022

Jean-Michel Basquiat is widely considered to be one of the most important artists of the late twentieth century. Born in Brooklyn, New York several formative childhood experiences influenced the artist's work: when Jean-Michel was eight years old, he was struck by a car and suffered a broken arm and internal injuries. His mother bought him a copy of "Gray's Anatomy" to help Jean-Michel better understand his injuries. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. These early experiences shaped Basquiat's artistic practice, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave". In 1982, Basquiat traveled to Los Angeles and began working on his first show for the famed Gagosian Gallery. His shows repeatedly sold out, while the young artist struggled with feelings of ambivalence towards his growing fame and fortune. Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.




"ARISE, SIR LOIN OF BEEF" ©
MGM
PER CAPITA
BOTTOM
150
EPISODES
KEEP TAIL LIMP + INACTIVE
"A UPA PRODUCTION"
U P A
IN COLOR
SYNDICATED 1960
"WHAT PRICE PORKY" -1938-
"WHAT PRICE PORKY" -1938-


MGM
"ARISE, SIRLOIN OF BEEF" ©
SECRET IDENTITY
PER CAPITA
BOTTOM
150 EPISODES
KEEP TAIL LIMP + INACTIVE
"A UPA PRODUCTION"
U P A
IN COLOR
SYNDICATED 1960
"WHAT PRICE PORKY" -1938-
"WHAT PRICE PORKY" -1938-
RELEASE DATE"

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 16.9% CAGR implied from 65 sales of paintings, including three past sales of the Painting, occurring from May 6, 1986 to March 1, 2022.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: canvas paintings executed 1982 to 1984 that measure 40 inches by 75 inches in height to 55 inches by 90 inches in width and that to the best of our ability to determine, feature discernible words and/or phrases. The comparative set excludes works on panel, examples with Xerox collage, silkscreen and/or screen printed elements, works that solely feature text, sparse compositions with predominantly white backgrounds and examples with three-quarter and/or full-length figures. The set of similar works includes one painting currently held in the Masterworks portfolio, acquired by Masterworks 006, LLC, an affiliate of the Company, at Christie's, London Post-War and Contemporary Art Evening Sale, held on February 12, 2020 for $5,125,159 (£3,951,729). Where the buyer's premium was unavailable due to incomplete data, the following auction house's buyer's premium rates were applied, and include the following sales: 10% inclusive applied to: "Brown Face" (1984), which sold on December 11, 2003, "Big Now" (1984), which sold on November 25, 2000, "Barato Colcha Juguetes" (1982), which sold on November 13, 2000, "Head of the Mandible" (1982), which sold on April 10, 1994, "Vitaphone" (1984), which sold on March 21, 1994, "Multiflavors" (1982), which sold on October 26, 1990, and "Trunk" (1982), which sold on February 10, 1997. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.8% CAGR implied from selected sales occurring from May 6, 1986 to October 20, 2020.

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